Exhibit 10.1

EXECUTION VERSION

STIPULATION BY AND AMONG DEBTORS, AD HOC COMMITTEE OF UNSECURED NOTEHOLDERS AND SILO ENERGY, LLC

Bonanza Creek Energy, Inc. and its subsidiaries that are debtors and debtors in possession in these cases (collectively, the “Debtors”),1 the Ad Hoc Committee of Unsecured Noteholders (the “Ad Hoc Committee”) and Silo Energy, LLC (“Silo” and together with the Debtors and the Ad Hoc Committee, the “Parties”) stipulate as set forth below.

WHEREAS, on December 23, 2016, each of the Debtors and the Ad Hoc Committee entered into that certain Restructuring Support and Lock-Up Agreement (the “Restructuring Support Agreement”);

WHEREAS, on January 4, 2017 (the “Petition Date”), each of the Debtors filed a voluntary petition with the United States Bankruptcy Court for the District of Delaware (the “Court”) for relief under title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, before the Petition Date, the Debtors began the solicitation of votes on Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

[D.I. 20] (as may be amended, supplemented or otherwise modified from time to time, the “Prepackaged Plan”);

WHEREAS, the Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, Debtor Bonanza Creek Energy Operating Company, LLC (“BCEOC”) and Silo are parties to that certain Agreement Regarding the Term Purchase of Crude Oil from

1 The Debtors and debtors in possession in these cases and the last four digits of their respective Employer Identification Numbers are: Bonanza Creek Energy, Inc. (0631), Bonanza Creek Energy Operating Company, LLC (0537), Bonanza Creek Energy Resources, LLC (6378), Holmes Eastern Company, LLC (5456), Rocky Mountain Infrastructure, LLC (6659), Bonanza Creek Energy Upstream LLC (6378) and Bonanza Creek Energy Midstream, LLC (6378). The Debtors’ mailing address is 410 17th Street, Suite 1400, Denver, Colorado 80202.

Bonanza Creek Energy Operating Company, LLC to Silo Energy, LLC, dated as of October 8, 2014, by and between BCEOC and Silo (the “Silo Agreement”);

WHEREAS, the Parties agreed to a settlement, the terms of which are set forth in a settlement term sheet (the “Term Sheet”), a copy of which was filed as Exhibit 1 to the Certification of Counsel filed on January 26, 2017 [D.I. 174]; and

WHEREAS, pursuant to the Term Sheet, the Debtors and Silo agreed to promptly, but no later than February 1, 2017, enter into this Stipulation.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Parties:

1.             This Stipulation shall become effective immediately upon execution by or on behalf of each of the Parties.

2.             Silo shall have and be entitled to, without the need for executing or delivering additional documents, filing of a proof of claim, or entry of additional orders of the Bankruptcy Court other than the order approving this Stipulation, a general unsecured claim against BCEOC (the “Silo Claim”), which claim shall be allowed in the amount of $75,000,000. Silo shall receive a distribution of New Common Stock (as defined in the Prepackaged Plan) on account of such claim, unless the Debtors elect to provide such distribution in the form of cash by delivering a written notice of such election to Silo (with a copy to counsel to Silo) on or before five (5) days before the Effective Date (as defined in the Prepackaged Plan) in the amount of $2,700,000, which the Parties agree is the value of the distribution to be provided to Silo in satisfaction of the Silo Claim under Class 2D under the Prepackaged Plan.

3.             If, after execution of the Stipulation, the Prepackaged Plan is modified, amended or changed, either through agreement, judicial determination or order of the Bankruptcy Court, to increase the distribution provided to creditors classified in Class 2D under the Prepackaged Plan, the Debtors shall provide Silo with additional New Common Stock unless the Debtors elect to pay such distribution in cash by delivering written notice to Silo (with a copy to counsel to Silo) on or before five (5) days before the Effective Date, in the amount of the proportionate increase Silo would receive in respect of the Silo Claim under such modified, amended or changed Prepackaged Plan.

4.             Silo (a) shall retain the $5,034,516 payment (the “Adequate Assurance Payment”), (b) shall not be required to turn over the $8,737,539.58 payment the Debtors believe is due to BCEOC for the volumes of crude oil previously delivered to Silo by BCEOC during the month of December 2016 (the “January Payment”) and (c) on the Effective Date, shall receive and the Debtors will release any right, title, and interest to the Adequate Assurance Payment and the January Payment.

5.	The Debtors shall pay $4,527,944.42 in cash to Silo on the Effective Date.

6.             The Debtors shall pay Silo’s reasonable and documented professional fees and expenses on the Effective Date.

7.             Effective on the Effective Date, the Silo Agreement shall be deemed to be duly terminated in accordance with its terms, null and void, and of no further effect.

8.             On the Effective Date, Silo shall waive and release its right to assert or seek payment of any administrative expense claim against any of the Debtors under section 503 of the Bankruptcy Code, or any other claim (except for the Silo Claim and the obligations due and owing under this Stipulation) against the Debtors.

9.            If this Stipulation is terminated, notwithstanding paragraph 4 of this Stipulation, all rights and remedies with respect to the January Payment, the Adequate Assurance

Payment, and the Silo Agreement (including the size and priority of the Silo Claim) are reserved in all respects, and no action or inaction by any party shall waive or prejudice the rights of any Party, and, until the Stipulation is terminated, neither BCEOC nor Silo will issue any notice to cure any material breach of the Silo Agreement.

10.           If the Stipulation is terminated pursuant to paragraphs 14 or 15 of this Stipulation, the 9019 Motion (as defined below) is not approved at or prior to the hearing to consider confirmation of the Plan, or confirmation of the Prepackaged Plan does not occur in a manner consistent with the Stipulation, the rights of the Parties will revert to status quo in effect as of January 21, 2017, and, for the avoidance of doubt, all days from and including January 21, 2017 through and including the date of the termination of the Stipulation shall toll and not be counted for purposes of any deadlines or notice periods prescribed under the Silo Agreement.

11.           The Debtors shall by February 3, 2017, file a motion pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “9019 Motion”), in form and substance reasonably acceptable to the Debtors and Silo, seeking approval by the Court of this Stipulation.

12.           The Ad Hoc Committee and its members (a) will support approval of the Stipulation and otherwise not encourage any person not to support approval of the Stipulation and (b) will not take any action inconsistent with the Term Sheet or the Stipulation.

13.           Silo shall (a) support the Prepackaged Plan, as such Prepackaged Plan may be amended in any manner not inconsistent with the terms of the Stipulation, (b) timely complete and submit a ballot voting the full amount of the Silo Claim to accept the Prepackaged Plan and not opt out of the releases provided in the Prepackaged Plan, (c) not transfer the Silo Claim without the consent of the Debtors, (d) support any amended Prepackaged Plan that is not inconsistent with the terms of the Stipulation, (e) not, and shall not encourage any other party, to file any pleadings or participate in any hearings before the Court, except to the extent the Debtors or another party are seeking relief inconsistent with this Stipulation and

(f) agree that its previously filed objection to the relief sought in certain of the Debtors’ first day motions will be deemed withdrawn.

14.           If (a) there is any material amendment or modification to the Prepackaged Plan, or the Prepackaged Plan is withdrawn, after entry into this Stipulation but before confirmation of the Prepackaged Plan (i) without Silo’s consent, (ii) in a manner materially inconsistent with this Stipulation, and (iii) in a manner that materially adversely affects or impacts Silo, or (b) BCEOC sells all or substantially all of its assets, Silo may, in its sole discretion, terminate its obligations under the Stipulation and, subject to paragraph 10 of this Stipulation, the rights of the Parties will revert to the status quo in effect as of January 21, 2017.

15.           If the Restructuring Support Agreement terminates in accordance with its terms, the Ad Hoc Committee may, in its sole discretion, terminate its obligations under this Stipulation and, subject to paragraph 10 of this Stipulation, the rights of the Parties will revert to the status quo in effect as of January 21, 2017.

16.           Each Party shall cooperate with each other Party and take such actions as are reasonably necessary to consummate the transactions under this Stipulation, obtain approval of this Stipulation and confirmation of the Prepackaged Plan consistent with this Stipulation.

17.           Effective as of the Effective Date, and without the need for execution and delivery of additional documentation, except for the Silo Claim and the obligations due and owing under this Stipulation, Silo hereby finally and forever and unconditionally releases and discharges the Debtors, the reorganized Debtors and such entities’ current and former affiliates, subsidiaries, officers, directors, managers, principals, employees, shareholders, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (collectively, the “Debtor Related Parties”) from any and all claims, demands, actions, causes and rights of action, lawsuits, debts, sums of money, accounts, covenants, contracts, controversies, agreements, obligations, promises, trespasses, damages, judgments, executions, losses, and liabilities of any kind or nature whatsoever, whether at law, in equity, or otherwise, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, disputed or undisputed, liquidated or unliquidated, matured or unmatured, and whether or not accrued, and whether or not asserted or assertable in law, equity, or otherwise, for, upon, or by reason of any act, omission, or other matter, cause, or thing whatsoever, related to or arising from the Silo Agreement, which Silo ever had, may have had, or now has against the Debtors, the Reorganized Debtors (as defined in the Prepackaged Plan), or any of the Debtor Related Parties.

18.           Effective as of the Effective Date, and without the need for execution and delivery of additional documentation, Silo hereby finally and forever and unconditionally releases and discharges the Ad Hoc Committee and the Ad Hoc Committee’s current and former affiliates, subsidiaries, officers, directors, managers, principals, employees, shareholders, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (collectively, the “Ad Hoc Committee Related Parties”) from any and all claims, demands, actions, causes and rights of action, lawsuits, debts, sums of money, accounts, covenants, contracts, controversies, agreements, obligations, promises, trespasses, damages, judgments, executions, losses, and liabilities of any kind or nature whatsoever, whether at law, in equity, or otherwise, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, disputed or undisputed, liquidated or unliquidated, matured or unmatured, and whether or not accrued, and whether or not asserted or assertable in law, equity, or otherwise, for, upon, or by reason of any act, omission, or other matter, cause, or thing whatsoever, related to or arising from the Silo Agreement, which Silo ever had, may have had, or now has against the Ad Hoc Committee or any of the Ad Hoc Committee Related Parties.

19.           Effective as of the Effective Date, the Debtors, the reorganized Debtors and the Ad Hoc Committee, including the members of the Ad Hoc Committee, and on behalf of or for the benefit of any of the foregoing directly or derivatively, hereby finally and forever and unconditionally release and discharge Silo and Silo’s current and former affiliates, subsidiaries, officers, directors, managers, principals, employees, shareholders, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (collectively, the “Silo Related Parties”) from any and all claims, demands, actions, causes and rights of action, lawsuits, debts, sums of money, accounts, covenants, contracts, controversies, agreements, obligations, promises, trespasses, damages, judgments, executions, losses, and liabilities of any kind or nature whatsoever, whether at law, in equity, or otherwise, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, disputed or undisputed, liquidated or unliquidated, matured or unmatured, and whether or not accrued, and whether or not asserted or assertable in law, equity, or otherwise, for, upon, or by reason of any act, omission, or other matter, cause, or thing whatsoever, related to or arising from the Silo Agreement, which the Debtors or the Ad Hoc Committee ever had, may have had, or now or hereafter have against Silo or any of the Silo Related Parties.

20.           This Stipulation shall constitute the full and entire agreement amongst the Parties with regarding to the subject herein. For the avoidance of doubt, this Stipulation shall supersede the Term Sheet.

21.           This Stipulation shall not be modified, altered, amended, or vacated without the prior written consent of the Parties. Any such modification, alteration, amendment, or vacation, in whole or in part, shall be subject to the approval of the Court.

22.           This Stipulation may be executed in counterparts, each of which is deemed an original, but when taken together constitute one and the same document.

23.           This Stipulation shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law and applicable federal law, including not limited to the Bankruptcy Code.

24.           The Parties are authorized to take all actions necessary to effectuate the relief granted pursuant to this Stipulation. The Court shall have exclusive jurisdiction with respect to all matters arising from or related to the interpretation, implementation or enforcement of this Stipulation, and the Parties hereby consent to such jurisdiction to resolve any disputes or controversies arising from or related to this Stipulation. Any motion or application brought before the Court to resolve a dispute arising from or related to this Stipulation shall be brought on notice as provided by and in accordance with the Bankruptcy Rules and the Local Rules.

[Signature page follows]

Dated:	Denver, Colorado	Dated:	Tulsa, Oklahoma
	February 1, 2017		February 1, 2017

	BONANZA CREEK ENERGY,		SILO ENERGY, LLC
INC.

	410 17th Street, Suite 1400		6733 S. Yale Avenue
	Denver, Colorado 80202		Tulsa, Oklahoma 74136

		By:	Kaiser Midstream, LLC,
its Manager

By:	/s/ Cyrus D. Marter IV	By:	/s/ John Boone
Name:	Cyrus D. Marter IV	Name:	John Boone
Title:	Senior Vice President, General	Title:	President
Counsel and Secretary

Dated:	Chicago, Illinois
February 1, 2017

THE AD HOC COMMITTEE OF UNSECURED NOTEHOLDERS 300 North LaSalle Chicago, Illinois 60654
By:	/s/ Steven N. Serajeddini
Name:	Steven N. Serajeddini
Title:	Counsel to the Ad Hoc Committee

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